February 14, 2000
International Balanced Portfolio,
Smith Barney World Funds, Inc.,
388 Greenwich Street,
New York, New York 10013.

International Equity Portfolio,
Smith Barney World Funds, Inc.,
388 Greenwich Street,
New York, New York 10013.

Ladies and Gentlemen:
We have acted as counsel to Smith Barney World
Funds, Inc., a Maryland corporation (the "Fund"), in connection with the Plan of Reorganization (the "Agreement"), included as Exhibit A to the Fund's Registration Statement on Form N-14, between the International Balanced Portfolio ("Target") and the International Equity Portfolio ("Acquiror"), each a series of the Fund, and we render this opinion to you pursuant to Section D2(a)(ii) of the Agreement. Capitalized terms not defined herein have the meanings specified in the Agreement.

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For purposes of the opinion set forth below, we
have relied, with your consent, upon the accuracy and completeness of (i) the statements and representations contained in the Agreement and in the Prospectus/Proxy Statement to be distributed to the shareholders of Target in connection with the Reorganization and (ii) the statements and representations contained in the letter of representation from the Fund to us dated the date hereof. With your consent, we have not attempted to verify independently the accuracy of any information in these documents and have assumed that the statements (including the facts underlying statements phrased as "expectations" or "anticipations") and representations contained therein will be true on the Closing Date. In addition, in connection with this opinion, we have assumed, with your consent, that the Reorganization will be effected in accordance with the Agreement.
On the basis of the foregoing, and our
consideration of such other matters as we have considered necessary, we advise you that, in our opinion, for U.S. federal income tax purposes:

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1. The Reorganization will constitute a
reorganization within the meaning of Section 368(a) of the Code, and each of Target and Acquiror will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.
2. Acquiror will not recognize gain or loss upon the receipt of Target assets in exchange solely for Acquiror shares and the assumption of all stated Target liabilities.
3. Target will not recognize gain or loss upon the transfer of Target assets in exchange solely for Acquiror shares and the assumption of all stated Target liabilities.
4. Target shareholders will not recognize gain or loss upon the exchange, pursuant to the Reorganization, of their Target shares solely for Acquiror shares.
5. The basis of Acquiror shares to be received by Target shareholders pursuant to the Reorganization will be the same as the basis of Target shares surrendered in exchange therefor.

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6. The basis of Target assets to be acquired by
Acquiror will be the same as the basis of such assets to Target immediately prior to the Reorganization.
7. The holding period of Acquiror shares to be received by Target shareholders will include the holding period of Target shares surrendered in exchange therefor (provided that Target shares are capital assets in the hands of such shareholders on the Closing Date).
8. The holding period of Target assets to be acquired by Acquiror will include Target's holding period therefor.
We express no opinion as to the effect of the Reorganization on Acquiror, Target or Target shareholders in respect of any asset as to which unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of each year under a mark-to-market system of accounting.
The tax consequences described above may not apply to Target shareholders that acquired shares upon the exercise of employee stock options or otherwise as compensation, that hold their shares as part of a "straddle"

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or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.
Very truly yours,

/s/ Sullivan & Cromwell
Sullivan & Cromwell